CERTIFICATE OF AMENDMENT
                               OF AMENDMENT TO
                           ARTICLES OF INCORPORATION
                             OF CHAOS GROUP, INC.

Wm. Michael Reynolds certifies that:

1. The original articles were filed with the Office of the Secretary of State on March 24, 1987.

2. As of the date of this certificate, 9,249,215 shares of stock of the corporation have been issued.

3. Pursuant to a shareholders meeting at which in excess of 51% voted in favor of the following amendment, the company hereby adopts the following amendment to the amendment of the Articles of Incorporation of this Corporation:

First:  Name of Corporation.

The name of the corporation is Luminart Corp. (The "Corporation").


                                /s/  Wm. Michael Reynolds
                                Wm. Michael Reynolds
                                President/Director


                               /s/  Ronnie Case
                               Ronnie Case,
                               Secretary/Treasurer

State of California     )
                        )   ss.
County of Ventura       )


On April 23, 1998, personally appeared before Wm. Michael Reynolds and Ronnie Case, personally known to me or provided to me on the basis of satisfactory evidence to the persons whose names are signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.

/s/
Notary Public